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                                                                 Exhibit 99



NEWSRELEASE                                                           [LOGO]

FOR IMMEDIATE RELEASE                    For Further Information, Contact:
Submitted:  January 10, 1996             Jacqueline Thurston (614) 480-3878





                         HUNTINGTON BANCSHARES REPORTS
                          EARNINGS FOR FOURTH QUARTER



        COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; http://www.huntington.com) today reported net income of $65.5 million, or $.49 per share, for the fourth quarter of 1995 compared with $52.5 million, or $.39 per share, for the same period one year ago, an increase of 25.6%. For the year ended December 31, 1995, net income was $244.5 million versus $242.6 million for all of 1994. Earnings per share were $1.78 in both periods.

        Huntington's return on average assets for the fourth quarter and twelve months of 1995 was 1.31% and 1.28%, and return on average equity for the most recent quarter and full year was 17.50% and 16.27%, respectively.

        "Our company enjoyed another successful year in 1995. We are particularly pleased with the performance in the second half, as strong loan growth and lower non-interest expenses contributed to higher earnings compared with the first six months," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated.

        Huntington experienced good loan growth in 1995, with average total loans expanding 13.5% from 1994. This increase was broad-based with average commercial loans up 13.6%, consumer loans up 13.3% and lease financing up 31.4%.

        Net interest income during the most recent quarter was $181.9 million, up from $177.3

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million in the same period last year primarily due to the higher level of earning assets. Net interest income for the past twelve months was $724.6 million compared with $756.1 million for all of 1994. The net interest margin in the fourth quarter was just below 4% and was 4.15% for the full year.

        Non-interest income, excluding securities transactions, in the last quarter and for the entire year of 1995 amounted to $68.1 million and $239.3 million, compared with $50.9 million and $219.7 million for the corresponding periods one year ago. The quarter-to-quarter increase was driven by improvements in all major categories. Growth in non-interest income was also broad-based on an annual basis, as mortgage banking income showed the only year-to-year decline which was attributable to the unusual market conditions experienced by that industry during the first half of 1994. The restructuring of the mortgage company has been completed and it posted a profit of $3.6 million during 1995 compared with a loss of $11.2 million in 1994.

        Non-interest expense declined for the fifth consecutive quarter to $138.8 million in the most recent three months representing a 5.3% drop from the same period in 1994. When compared with the prior year, a similar decline of 5.2% occurred for all of 1995. The decreases are primarily attributable to initiatives begun in 1994 to reduce operating costs through the restructuring of certain business activities.

        Measured against other major bank holding companies, Huntington's asset quality continues to remain very strong. Non-performing assets as a percent of total loans and other real estate were .58%, down significantly from .78% one year ago. Non-performing loans amounted to $55.0 million, or .41% of total loans, at December 31, 1995, compared with $44.5

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million, or .36% of total loans last year.  Other real estate declined 58%
over the past twelve months, from $51.9 million to $22.0 million. Net charge-offs, as a percent of average total loans, were .53% in the fourth quarter but were only .32% for all of 1995.

        Huntington's allowance for loan losses totaled $194.5 million at December 31, 1995, or 1.47% of total loans and covered 353.8% of non-performing loans; when combined with the allowance for other real estate, it was 238.7% of total non-performing assets.

        Huntington's average equity to average assets ratio stood at 7.47% for the recent quarter and 7.89% for the full year. The company's Tier I and total risk based capital ratios were 8.39% and 12.03%, respectively, and its Tier I leverage ratio was 6.87% at December 31, 1995. Huntington's capital ratios continue to exceed the regulatory requirements to be considered a "well-capitalized" bank holding company.

        During 1995, Huntington expanded its franchise in Florida through the completion of three mergers, including Security National Corporation, Reliance Bank and First Seminole Bank. The acquisition of Peoples Bank of Lakeland, Florida is expected to be completed in late January 1996 bringing the company's total assets in Central and West Coast Florida to approximately $1.2 billion.

        Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $20 billion. The company's banking subsidiaries operate 322 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 74 offices in the six states mentioned as well as Georgia, Illinois, Maryland, New Jersey, North Carolina, Pennsylvania, Texas and Virginia.

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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
              (in thousands of dollars, except per share amounts)

Consolidated Results                     Three Months Ended                    Twelve Months Ended
    of Operations                           December 31,       Change             December 31,       Change
--------------------------------     ----------------------------------      ---------------------------------
                                       1995         1994         %            1995         1994         %
                                     --------     ---------   ---------      ------       ------      ------
Interest Income                      $381,437      $318,875      19.6 %   $1,461,896   $1,219,721      19.9 %
Interest Expense                      199,551       141,625      40.9        737,333      463,671      59.0
                                     --------     ---------               -----------  -----------
Net Interest Income                   181,886       177,250       2.6        724,563      756,050      (4.2)
Provision for Loan Losses              12,139         2,488     387.9         28,721       15,284      87.9
Non-Interest Income                    68,361        50,870      34.4        248,390      222,314      11.7
Non-Interest Expense                  138,827       146,616      (5.3)       565,784      596,606      (5.2)
Provision for Income Taxes             33,752        26,520      27.3        133,959      123,881       8.1
                                     --------     ---------               -----------  -----------
NET INCOME                            $65,529       $52,496      24.8 %     $244,489     $242,593       0.8 %
                                     ========     =========               ===========  ===========

Per Common Share Amounts  (1)
-----------------------------
  Net Income                            $0.49         $0.39      25.6 %        $1.78        $1.78        --

  Cash Dividends Declared               $0.20         $0.19       5.3 %        $0.78        $0.68      14.7 %

  Shareholders' Equity
    (period end)                       $11.42        $10.32      10.7 %       $11.42       $10.32      10.7 %

Average Shares
  Outstanding (000's)                 133,517       136,067                  137,702      136,210


Key Ratios
----------
Return On:
  Average Total Assets                   1.31 %        1.22 %                   1.28 %       1.45 %
  Average Shareholders' Equity          17.50 %       14.78 %                  16.27 %      17.29 %
Efficiency Ratio                        58.06 %       64.74 %                  59.23 %      61.25 %
Net Interest Margin                      3.98 %        4.54 %                   4.15 %       4.96 %
Average Equity/Average Assets            7.47 %        8.26 %                   7.89 %       8.38 %
Tier I Risk-Based Capital Ratio
    (period end)                         8.39 %        9.55 %                   8.39 %       9.55 %
Total Risk-Based Capital Ratio
    (period end)                        12.03 %       13.57 %                  12.03 %      13.57 %
Tier I Leverage Ratio
    (period end)                         6.87 %        7.99 %                   6.87 %       7.99 %

Consolidated Statement
  of Condition Data                                         At December 31,               Change
--------------------------------              ------------------------------------------------------
                                                    1995                     1994           %
                                              -------------              -----------      ----------
Total Loans                                    $ 13,261,667              $12,264,436          8.1 %
Total Deposits                                 $ 12,636,582              $11,965,067          5.6
Total Assets                                   $ 20,254,598              $17,770,640         14.0
Shareholders' Equity                           $  1,518,865              $ 1,411,820          7.6

Asset Quality
-------------
Non-performing loans                           $     54,968              $    44,479
Total non-performing assets                    $     76,994              $    96,388
Allowance for loan losses/total loans                  1.47 %                   1.63 %
Allowance for loan losses/non-performing loans       353.76 %                 450.76 %
Allowance for loan losses and other real
     estate/non-performing assets                    238.65 %                 193.13 %


(1)  Per common share amounts have been adjusted for the five percent stock dividend distributed July 31, 1995.